CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2022, with respect to the consolidated financial statements included in the Annual Report of Volta Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Volta Inc. on Form S-1 (File No. 333-259676) and Form S-8 (File No. 333-260690).

/s/ GRANT THORNTON LLP
San Francisco, California
April 15, 2022